Exhibit 5.1

May 28, 2021

CKX Lands, Inc.

2417 Shell Beach Drive

Lake Charles, Louisiana 70601

Ladies and Gentlemen:

We have acted as counsel to CKX Lands, Inc., a Louisiana corporation (the “Corporation”), in connection with a review of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 357,000 shares (the “Shares”) of the common stock, no par value, of the Corporation for issuance pursuant to the CKX Lands, Inc. Stock Incentive Plan (the “Plan”).

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the genuineness of all signatures and the conformity to originals of all copies submitted to us as certified, conformed, or reproduction copies. As to various questions of fact material to the opinions hereinafter expressed, we have relied upon representations to us by officers and directors of the Corporation or its agents and upon the correctness of the factual representations made in minutes and records of corporate proceedings, without independent investigation or verification of the accuracy of any such representations.

Based upon and subject to the foregoing, in reliance thereon and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 357,000 Shares of common stock covered by the Registration Statement available for issuance to participants under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We are admitted to practice in the state of Louisiana, and the foregoing opinion is limited in all respects to the law of the state of Louisiana and the Louisiana Business Corporation Act, as amended (including the relevant statutory provisions and the reported judicial decisions interpreting these laws). We express no opinion as to the laws of any jurisdiction other than Louisiana, and we do not express any opinion, either implicitly or otherwise, on any issue not expressly set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

Fishman Haygood, L.L.P.

/s/ Fishman Haygood, L.L.P.